EXHIBIT 19.1

Insider Trading Compliance Manual

Innovative Food Holdings, Inc.

Adopted: February 21, 2024

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees, consultants, attorneys, advisors and other related individuals, the Board of Directors (the “Board”) of Innovative Food Holdings, Inc., a Florida corporation (the “Company”), has adopted the policies and procedures described in this Insider Trading Compliance Manual.

I.	Adoption of Insider Trading Policy.

Effective as of the date first written above, the Board has adopted the Insider Trading Policy attached hereto as Exhibit A (as the same may be amended from time to time by the Board, the “Policy”), which prohibits trading based on “material, nonpublic information” regarding the Company or any company whose securities are listed for trading or quotation in the United States (“Material Non-Public Information”).

This Policy covers all officers and directors of the Company and its subsidiaries, all other employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to Material Non-Public Information and members of the immediate family or household of any such person. This Policy (and/or a summary thereof) is to be delivered to all employees, consultants and related individuals who are within the categories of covered persons upon the commencement of their relationships with the Company.

II.	Designation of Certain Persons.

A. Section 16 Individuals. All directors and executive officers of the Company will be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”).

B. Other Persons Subject to Policy. In addition, certain employees, consultants, and advisors of the Company as described in Section I above have, or are likely to have, from time to time access to Material Non-Public Information and together with the Section 16 Individuals, are subject to the Policy, including the pre-clearance requirement described in Section IV. A. below.

C. Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated his or her employment. If the person who resigns or separates from the Company is in possession of Material Non-Public Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

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III.	Appointment of Insider Trading Compliance Officer.

By the adoption of this Policy, the Board has appointed Gary Schubert as the Insider Trading Compliance Officer (the “Compliance Officer”).

IV.	Duties of Compliance Officer.

The Compliance Officer has been designated by the Board to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain of those duties may require the advice of outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

A. Pre-clearing all transactions involving the Company’s securities by the Section 16 Individuals and those individuals having regular access to Material Non-Public Information in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”). Attached hereto as Exhibit B is a Pre-Clearance Checklist to assist the Compliance Officer’s performance of this duty.

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, bearing in mind, however, that the preparation of such reports is undertaken by the Company as a courtesy only and that the Section 16 Individuals alone (and not the Company, its employees or advisors) shall be solely responsible for the content and filing of such reports and for any violations of Section 16 under the Exchange Act and related rules and regulations.

C. Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (“SEC”) by Section 16 Individuals under Section 16 of the Exchange Act.

D. Performing periodic reviews of available materials, which may include Forms 3, 4 and 5, Form 144, officers and director’s questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Material Non-Public Information.

E. Circulating the Policy (and/or a summary thereof) to all covered employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Non-Public Information.

F. Assisting the Board in implementation of the Policy and all related Company policies.

G. Coordinating with Company internal or external legal counsel regarding all securities compliance matters.

H. Retaining copies of all appropriate securities reports, and maintaining records of his or her activities as Compliance Officer.

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[Acknowledgement Appears on the Next Page]

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ACKNOWLEDGMENT

I hereby acknowledge that I have received a copy of Innovative Food Holdings, Inc.’s Insider Trading Compliance Manual (the “Insider Trading Manual”). Further, I certify that I have reviewed the Insider Trading Manual, understand the policies and procedures contained therein and agree to be bound by and adhere to these policies and procedures.

Dated:
Signature
Name:

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Exhibit A

Innovative Food Holdings, Inc.

Insider Trading Policy

and Guidelines with Respect to Certain Transactions in Company Securities

APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including common stock, options and warrants to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible notes, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers and directors of the Company, all other employees of the Company and its subsidiaries, and consultants or contractors to the Company or its subsidiaries who have or may have access to Material Nonpublic Information (as defined below) regarding the Company and members of the immediate family or household of any such person. This group of people is sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as such information is not publicly known.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, the U.S. Supreme Court and other federal courts have ruled that information should be regarded as “material” if there is a substantial likelihood that a reasonable investor:

(1)	would consider the information important in making an investment decision; and

(2)	would view the information as having significantly altered the “total mix” of available information about the Company.

“Nonpublic” information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

●	Financial results
●	Information relating to the Company’s stock exchange listing or SEC regulatory issues
●	Information regarding regulatory review of Company products
●	Intellectual property and other proprietary/scientific information
●	Projections of future earnings or losses
●	Major contract awards, cancellations or write-offs
●	Joint ventures/commercial partnerships with third parties
●	Research milestones and related payments or royalties
●	News of a pending or proposed merger or acquisition

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●	News of the disposition of material assets
●	Impending bankruptcy or financial liquidity problems
●	Gain or loss of a substantial customer or supplier
●	New product announcements of a significant nature
●	Significant pricing changes
●	Stock splits
●	New equity or debt offerings
●	Significant litigation exposure due to actual or threatened litigation
●	Changes in senior management or the Board of Directors of the Company
●	Capital investment plans
●	Changes in dividend policy

CERTAIN EXCEPTIONS

For purposes of this Policy:

1. Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2. 401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

3. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

4. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his level of participation in the plan. This Policy also applies to his or her sale of any Company stock purchased pursuant to the plan.

5. General Exceptions. Any exceptions to this Policy other than as set forth above may only be made by advance written approval of each of: (i) the Company’s President or Chief Executive Officers, (ii) the Company’s Insider Trading Compliance Officer and (iii) the Chairman of the Governance and Nominating Committee of the Board. Any such exceptions shall be immediately reported to the remaining members of the Board.

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STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading related to the Company or any other company.

Specific Policies

1. Trading on Material Nonpublic Information. With certain exceptions, no Insider shall engage in any transaction involving a purchase or sale of the Company’s or any other company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. However, see Section 2 under “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

2. Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Regulation FD (Fair Disclosure) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure of Material Nonpublic Information. The regulation provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the policy of the Company that all public communications of the Company (including, without limitation, communications with the press, other public statements, statements made via the Internet or social media outlets, or communications with any regulatory authority) be handled only through the Company’s President and/or Chief Executive Officer (the “CEO”), an authorized designee of the CEO or the Company’s public or investor relations firm. Please refer all press, analyst or similar requests for information to the CEO and do not respond to any inquiries without prior authorization from the CEO. If the CEO is unavailable, the Company’s Chief Financial Officer (or the authorized designee of such officer) will fill this role.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards, blogs or social media) is strictly forbidden.

4. Duty to Report Inappropriate and Irregular Conduct. All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to any member of the Company’s Audit Committee. In certain instances, employees are allowed to participate in federal or state proceedings. For a more complete understanding of this issue, employees should consult their employee manual and/or seek the advice from their direct report or the Company’s principal executive officers (who may, in turn, seek input from the Company’s outside legal counsel).

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POTENTIAL CRIMINAL AND CIVIL LIABILITY

AND/OR DISCIPLINARY ACTION

1. Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 for individuals (and $25,000,000 for a business entity) and up to twenty (20) years in prison for engaging in transactions in the Company’s securities at a time when they possess Material Nonpublic Information regarding the Company. In addition, the SEC has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s stock and its value as measured by the trading price of the stock a reasonable period after public dissemination of the nonpublic information.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to monitor and uncover insider trading.

3. Possible Disciplinary Actions. Individuals subject to the Policy who violate this Policy shall also be subject to disciplinary action by the Company, which may include suspension, forfeiture of perquisites, ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

PERMITTED TRADING PERIOD

1. Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers, directors, members of the immediate family or household of any such person and others who are subject to this Policy refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the fifteenth day of the third month of the fiscal quarter (the “Trading Window”). If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

It is the Company’s policy that the period when the Trading Window is “closed” is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because Insiders will, as any quarter progresses, are increasingly likely to possess Material Nonpublic Information about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions or the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions in the Company’s (or any other companies, as applicable) securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 10-Q and 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is a sufficient period of time.

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From time to time, the Company may also require that Insiders suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Although the Company may from time to time require during a Trading Window that Insiders and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a legally compliant, pre-established plan or by delegation established at a time that the Insider is not in possession of material nonpublic information. These alternatives are discussed in the next section.

2.	Trading According to a Pre-established Plan (10b5-1) or by Delegation.

The SEC has adopted Rule 10b5-1 (which was amended in December 2022) under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions, plans or programs (a “10b5-1 Plan”) after a required “cooling off” period described below.

10b5-1 Plans must:

(a) Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or similar third party. This documentation must be provided to the Company’s Insider Trading Compliance Officer;

(b) Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated (i.e., to a third party broker or money manager), the specific amount, price and timing need not be provided;

(c) Be implemented at a time when the Insider does not possess material non-public information. As a practical matter, this means that the Insider may set up 10b5-1 Plans, or delegate trading discretion, only during a “Trading Window” (discussed in Section 1, above), assuming the Insider is not in possession of material non-public information;

(d) Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the 10b5-1 Plan to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the 10b5-1 Plan. Insiders should be aware that the termination or modification of a 10b5-1 Plan after trades have been undertaken under such plan could negate the 10b5-1 affirmative defense afforded by such program for all such prior trades. As such, termination or modification of a 10b-5 Plan should only be undertaken in consultation with your legal counsel. If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades;

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(e) Be subject to a “cooling off” period. Effective February 27, 2023, Rule 10b5-1 contains “cooling-off period” for directors and officers that prohibit such insiders from trading in a 10b5-1 Plan until the later of (i) 90 days following the plan’s adoption or modification or (ii) two business days following the Company’s disclosure (via a report filed with the SEC) of its financial results for the fiscal quarter in which the plan was adopted or modified; and

(f) Contain Insider certifications. Effective February 27, 2023, directors and officers are required to include a certification in their 10b5-1 Plans to certify that at the time the plan is adopted or modified: (i) they are not aware of Material Nonpublic Information about the Company or its securities and (ii) they are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud provisions of the Exchange Act.

Important: In addition, effective February 27, 2023: (i) Insiders are prohibited from having multiple overlapping 10b5-1 Plans or more than one plan in any given year, (ii) a modification relating to amount, price and timing of trades under a 10b5-1 Plan is deemed a plan termination which requires a new cooling off period, and (iii) whether a particular trade is undertaken pursuant to a 10b5-1 Plan will need to be disclosed (by checkoff box) on the applicable Forms 4 or 5 of the Insider.

Pre-Approval Required: Prior to implementing a 10b5-1 Plan, all officers and directors must receive the approval for such plan from (and provide the details of the plan to) the Company’s Insider Trading Compliance Officer.

3. Pre-Clearance of Trades.

Even during a Trading Window, all Insiders, must comply with the Company’s “pre-clearance” process prior to trading in the Company’s securities, implementing a pre-established plan for trading, or delegating decision-making authority over the Insider’s trades. To do so, each Insider must contact the Company’s Insider Trading Compliance Officer prior to initiating any of these actions. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from others who may be in possession of Material Nonpublic Information.

4. Individual Responsibility.

Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

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APPLICABILITY OF POLICY TO INSIDE INFORMATION

REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, as well as termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

PROHIBITION AGAINST BUYING AND SELLING

COMPANY COMMON STOCK WITHIN A SIX-MONTH PERIOD

Directors, Officers and 10% Shareholders

Purchases and sales (or sales and purchases) of Company common stock occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each executive officer, director and 10% shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires executive officers and directors who must report transactions on Form 4 to do so by the end of the second business day following the transaction date, and amendments to Form 4 adopted effective February 2023 require the reporting person to check on the form if the purchase or sale was undertaken pursuant to a 10b5-1 Plan. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information. In order to avoid trading activity that could inadvertently trigger a short-swing profit, it is the Company’s policy that no executive officer, director and 10% shareholder of the Company who has a 10b5-1 Plan in place may engage in voluntary purchases or sales of Company securities outside of and while such 10b5-1 Plan remains in place.

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.

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Exhibit B

Innovative Food Holdings, Inc.

Insider Trading Compliance Program - Pre-Clearance Checklist

Individual Proposing to Trade: _________________________

Number of Shares covered by Proposed Trade: _________________________

Date: _________________________

☐	Trading Window. Confirm that the trade will be made during the Company’s “trading window.”

☐	Section 16 Compliance. Confirm, if the individual is subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be timely filed.

☐	Prohibited Trades. Confirm, if the individual is subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.

☐	Rule 144 Compliance (as applicable). Confirm that:

☐	Current public information requirement has been met;

☐	Shares are not restricted or, if restricted, the one year holding period has been met;

☐	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group);

☐	The manner of sale requirements have been met; and

☐	The Notice of Form 144 Sale has been completed and filed.

☐	Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Insider Trading Compliance Officer has discussed with the individual any information known to the individual or the Insider Trading Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

☐	Rule 10b5-1 Matters. Confirm whether the individual has implemented, or proposes to implement, a pre-arranged trading plan under Rule 10b5-1. If so, obtain details of the plan.

Signature of Insider Trading Compliance Officer

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